Exhibit 99.1

SPI Solar Announces First-Quarter 2014 Financial Results

ROSEVILLE, Calif.--(BUSINESS WIRE)--May 28, 2014--SPI Solar (“SPI”) (SOPW:OTCBB), a vertically integrated photovoltaic solar developer, today announced its results for the first quarter ended March 31, 2014.

First-Quarter 2014 and Recent Updates:

  Announced on May 6, 2014, that the company had entered into a definitive purchase agreement for the sale of $21.75 million of common stock in a private placement with non-U.S. investors
  Settled Cathay Bank debt with repayment in full on May 15, 2014
  Collected approximately $1 million in cash as partial settlement of a project that had previously been written off as uncollectable
  Appointed two new seasoned executives: Roger Yu, former financial controller of LDK Solar, as interim chief financial officer, and H.K. Cheong, a solar industry operations veteran who returns to SPI Solar from Sunways AG, as chief operating officer
  Executed additional progress on projects in New Jersey, Hawaii and on two California-based projects in North Palm Springs and Sacramento
  Pursued new business strategies for SPI Solar to enter the China residential solar market via the introduction and distribution of its YES! brand of high-quality, low-cost solar kits for residential deployment.

“We are pleased with the significant progress we have made recently toward improving SPI Solar’s balance sheet,” said Min Xiahou, global chief executive officer of SPI. “Furthermore, we are encouraged by the commitment demonstrated by our investors in entering into a private placement, which should enhance our financial position once the transaction closes. These steps, coupled with the appointments of key executives Roger Yu and H.K. Cheong to lead SPI Solar financially and operationally, is expected to strengthen our strategy of uncovering solar business opportunities. One such opportunity is our Yes! solar initiative, which we believe should enable the company to harness emerging growth prospects in the residential solar sector in China,” continued Xiahou.

First-Quarter 2014 Results:

Total net sales for the first quarter of 2014 were $3.6 million, compared with $1.8 million for the first quarter of 2013. For the fourth quarter of 2013, SPI Solar reported total net sales of $15.4 million.

Total cost of goods sold for the first quarter of 2014 was $3.4 million, compared with $1.3 million for the first quarter of 2013. Total cost of goods sold for the fourth quarter of 2013 was $18.7 million.

Total operating expenses for the first quarter of 2014 were $1.3 million, compared with $3.4 million for the first quarter of 2013. Operating expenses for the fourth quarter of 2013 were $14.5 million.

Net loss for the first quarter of 2014, was $0.8 million, or ($0.00) per basic and diluted share. This compared with a net loss of $3.1 million, or ($0.02) per basic and diluted share, for the first quarter of 2013, and with a net loss of $18.7 million, or ($0.09) per basic and diluted share, including several one-time charges, for the fourth quarter of 2013.

Cash and cash equivalents at March 31, 2014 were $0.3 million, compared with $1.0 million at December 31, 2013.

About SPI Solar (SOPW:OTCBB):

SPI Solar (“SPI”) (Solar Power, Inc.) is a vertically integrated photovoltaic solar developer offering its own brand of high-quality, low-cost distributed generation and utility-scale solar energy facility development services. From project development, to project financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities to its business, government and utility customers. For additional information visit: www.spisolar.com.

Safe Harbor Statement:

This release may contain certain “forward-looking statements” relating to the business of SPI Solar, its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “believes", “expects” or similar expressions. These statements involve known and unknown risks and uncertainties, including, but are not limited to, the ability of SPI Solar to complete its private placement of shares of common stock, generate new EPC projects and its ability to obtain funding for such projects, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)
(unaudited)

	March 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$272	$1,031
Accounts receivable, net of allowance for doubtful accounts of $5,887	5,336	6,260
Accounts receivable, related party	3,843	3,905
Notes receivable	8,371	8,450
Inventories, net	23	23
Prepaid expenses and other current assets	4,831	4,458
Total current assets	22,676	24,127
Intangible assets	989	1,132
Restricted cash, net of current portion	400	400
Accounts receivable, noncurrent	12,749	12,349
Notes receivable, noncurrent	13,668	13,668
Investment in affiliate	7,536	7,536
Property, plant and equipment at cost, net	11,489	11,752
Total assets	$69,507	$70,964
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,493	$3,919
Accounts payable, related party	50,904	50,907
Line of credit	4,250	4,250
Accrued liabilities	737	741
Billings in excess of costs and estimated earnings on uncompleted contracts	692	862
Total current liabilities	60,076	60,679
Financing and capital lease obligations	11,641	11,730
Other liabilities	1,418	1,422
Total liabilities	73,135	73,831
Commitments and contingencies	-	-
Stockholders’ deficit:
Preferred stock, par $0.0001, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, par $0.0001, 250,000,000 shares authorized; 198,214,456 shares issued and outstanding	20	20
Additional paid in capital	53,591	53,376
Accumulated other comprehensive loss	(333)	(189)
Accumulated deficit	(56,906)	(56,074)
Total stockholders’ deficit	(3,628)	(2,867)
Total liabilities and stockholders’ deficit	$69,507	$70,964

SOLAR POWER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2014	2013
Net sales	$3,613	$1,766
Total net sales	3,613	1,766
Cost of goods sold	3,416	1,287
Total cost of goods sold	3,416	1,287
Gross profit	197	479
Operating expenses:
General and administrative	970	2,260
Sales, marketing and customer service	317	739
Engineering, design and product management	-	448
Total operating expenses	1,287	3,447
Operating loss	(1,090)	(2,968)
Other (expense) income:
Interest expense	(122)	(1,005)
Interest income	410	539
Other (expense) income, net	(30)	302
Total other income (expense), net	258	(164)
Loss before income taxes	(832)	(3,132)
Provision for income taxes	-	9
Net loss	$(832)	$(3,141)
Net loss per common share:
Basic and Diluted	$(0.00)	$(0.02)
Weighted average number of common shares used in computing per share amounts:
Basic and Diluted	198,214,456	198,214,456

CONTACT:
Solar Power, Inc.
Roger Yu, 800-548-8767